Ex. 10.14

November 4, 2019
Updated November 19, 2019

Jeremy Tucker

Via Electronic and Hand Delivery

Dear Jeremy,

We are delighted to offer you the opportunity to join the Planet Fitness executive team. This letter will confirm our offer of employment to you with Pla-Fit Franchise, LLC (the “Company”), under the terms and conditions that follow:

1. Position and Duties. You will be employed by the Company, on a full-time basis, as the Chief Marketing Officer. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you. You also agree to comply at all times with the Company’s policies, practices and procedures, including, but not limited to, the Planet Fitness Code of Ethics.

2. Compensation and Benefits. The Company will pay you an annualized salary of $375,000, paid bi-weekly, subject to applicable withholdings. Your salary shall be payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company in its discretion.

(a) Bonus Compensation. Beginning January 1, 2020, you will be eligible to participate in the Planet Fitness Corporate Bonus Plan. You shall be eligible to earn an annual bonus, the amount of any such bonus to be determined by the Company in its sole discretion, initially set at 60% of your Base Salary. The final calculation of your bonus is based upon achievement of Company goals and an Individual Goal Plan for the performance period, prorated per active service within the plan year. In order to be eligible for a bonus payout, you must be employed by the Company on the date that the bonus is paid. The Company retains the right to modify its bonus plans at any time.

(b) Long Term Incentive Award. On or soon after your start date, you will be granted a long term incentive award based upon a target fair value of approximately 66 2/3% of your base pay amount and comprised of 50% restricted stock units and 50% stock options. In conjunction with the Company’s 2020 annual grant of long-term incentive awards to senior executives, approximately March 2020, you will be granted a long term incentive award based upon a target fair value of approximately 33 1/3% of your base pay amount and comprised of performance share units. The number of restricted stock units and performance share units, and the number and exercise price of options, will be determined by the closing share price on the grant date.

These grants are governed by, and subject to the terms of, our 2015 Omnibus Incentive Plan subject to company guidelines, stock ownership requirements and Board approval. Annual grant awards are determined at the discretion of the Board of Directors. Under the terms of the plan, your annual grant eligibility and award are subject to final review and approval by the Board of Directors.

The restricted stock unit grant and stock option grant are each subject to vesting of 25% annually over a period of four years beginning on your grant date. The performance share unit grant is subject to 100% vesting on the third anniversary of your grant date, subject to the achievement of defined performance metrics.

(c) Relocation Assistance. The company will provide relocation expense assistance for your relocation to the Hampton, New Hampshire area up to a maximum reimbursement of $125,000. Relocation assistance payments are subject to all terms and conditions of the Relocation Assistance Agreement provided herewith.

(d) Sign-on bonus. You will be entitled to a one-time sign on bonus of $50,000 payable in one lump sum on the next regularly scheduled pay date following your start date. The signing bonus is paid as regular compensation. In the event you leave the Company within 12 months of your date of hire, you have an obligation to repay 100% of the sign-on bonus.

(e) Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(f) Paid Vacation Time. You are eligible for a vacation benefit of four (4) weeks of vacation time per calendar year, prorated per your date of hire and accrued on a bi-weekly basis. In addition, you are eligible for five floating holidays per calendar year. The Company’s Paid Time-Off Policy is available upon request.

(g) Business Expenses. The Company will reimburse you for all reasonable business related expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to polices established by the Company.

3. Confidential Information and Restricted Activities. Planet Fitness believes in the protection of confidential and proprietary information. Consequently, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidentiality, Non-Competition and Inventions Agreement, a copy of which is attached for your review and signature.

4. At-Will Employment. By signing below, you acknowledge that you will be employed by the Company on an at-will basis which means that both you and the Company will retain the right to terminate the employment relationship at any time, with or without notice or cause. This offer letter is not meant to constitute a contract of employment for a specific duration or term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

5. Termination of Employment - Severance Payments. In the event of an involuntary termination of your employment that is not for cause, in addition to any final compensation, for a period of six (6) months following the date of such termination, the Company will pay you (i) your base salary plus (ii) an amount equal to the Company’s monthly share of the premium payments for your participation in the group health insurance plans of the Company as of immediately prior to the date of termination (the “Severance Payments”).

(a) Conditions to and Timing of Severance Payments. Any obligation of the Company to provide you the Severance Payments is conditioned, however, on your signing and returning to the Company a timely and effective separation agreement containing a release of claims and other customary terms in the form provided to you by the Company at the time your employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment terminates. Any Severance Payments to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The first payment will be made on the next regularly scheduled payroll date that follows the expiration of sixty (60) days from the date your employment terminates, but that first payment shall be retroactive to the date immediately following the date your employment terminates.

(b) Benefits Termination. Except for any right you may have under the federal law known as “COBRA” to continued participation in the Company’s group health and dental plans at your cost, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any payment of the Severance Payments or any other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

6. Work Eligibility. This offer is contingent upon proof of eligibility to work legally in the United States. Furthermore, by signing this letter of agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Planet Fitness.

7. Contingent Offer. This offer is contingent upon our satisfactory completion of a background check. We may rescind this offer at any time, with or without notice or cause, for any or no reason, in our sole discretion.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to Kathy Gentilozzi, Chief People Officer, by 11:59 P.M. ET on Wednesday, November 6, 2019. We look forward to having you as part of the Planet Fitness team! Welcome!

Sincerely,

PLA-FIT FRANCHISE, LLC            Accepted and Agreed:

By: /s/ Dorvin Lively         Signature: /s/ Jeremy Tucker

Dorvin Lively         Jeremy Tucker Date: 11/5/19
President& Chief Financial Officer

By: /s/ Chris Rondeau

Chris Rondeau
Chief Executive Officer